Exhibit 99.1

EDAC Technologies Reports Strong Results for Fiscal 2012 Third Quarter

- Sales Reach Record $27.5 Million, including $3.2 Million of EBTEC Sales

- Net Income Rises 64% to $1.7 Million, or $0.29 per Diluted Share

- Backlog at Quarter-End Reaches $313.7 Million

FARMINGTON, Conn., November 1, 2012 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, reported today that sales for the third quarter of fiscal 2012 were $27.5 million, a record for EDAC and an increase of 26% from the third quarter of fiscal 2011. The 2012 third quarter included a full quarter of sales from EBTEC Corporation, which the Company acquired on June 1, 2012, totaling $3.2 million. Before including EBTEC, the Company’s sales increased 11% from the prior year third quarter.

Both the Company’s Aerospace Segment, which includes EBTEC, and its Industrial Segment contributed to EDAC’s year-over-year sales growth and higher profitability.

Gross profit for the third quarter of 2012 increased 50% from the third quarter of 2011 to $5.8 million, and represented 21.2% of third quarter 2012 sales versus 17.8% of sales in the third quarter of 2011.

Operating income increased 69%, to $3.0 million, compared with the third quarter of last year, yielding an operating margin of 10.8% of sales compared with 8.1% in the third quarter of 2011.

Net income for the third quarter of 2012 increased 64% to $1.7 million, or $0.29 per diluted share, compared with $1.0 million, or $0.19 per diluted share, reported for the third quarter of 2011. There were more diluted shares in the 2012 third quarter, including 150,523 shares issued as part of the EBTEC purchase.

The Company’s total long-term debt, including current portion, at September 29, 2012 was $30.5 million.  This includes mortgages on all its current facilities in Connecticut, including Plainville, which is in the process of being sold.  The Company plans to sell other of its Connecticut facilities as it consolidates them into a recently-acquired world-class facility in Cheshire, Conn. and use the proceeds to retire the mortgage debt associated with each facility as it is sold.

The Company’s total sales backlog at September 29, 2012 increased to $313.7 million from $304.3 million at June 30, 2012 and included a previously announced long-term agreement (LTA) with an OEM customer to produce a major case assembly for a military engine program with U.S. and export applications.

Segment Review

The Company has two business segments: the Aerospace Segment, which consists of its EDAC AERO and EBTEC product lines; and the Industrial Segment, which includes the APEX Machine Tool and EDAC Machinery product lines.

Aerospace Segment sales for the third quarter of 2012 were $19.2 million, an increase of 30% from the third quarter of 2011.  This included the sales of EBTEC as well as a 9% increase in the sales of the Company’s legacy EDAC AERO business.

Aerospace Segment operating income increased 81% from the third quarter of 2011 to $1.9 million and represented 9.7% of Aerospace Segment sales versus 7.0% of sales in the third quarter of 2011.

Industrial Segment sales for the third quarter of 2012 increased 17% to $8.3 million compared with the third quarter of 2011.  A 24% increase in the sales of Apex Machine Tool more than offset 2% lower sales for EDAC Machinery in comparison to the third quarter of 2011.

Industrial Segment operating income increased 51% to $1.1 million, compared with the third quarter of 2011, and represented 13.5% of Industrial Segment sales versus 10.4% of segment sales in the 2011 third quarter.

Subsequent Event

As announced on October 11, 2012, EDAC acquired certain assets of Smith-Renaud, Inc., a privately-owned developer and remanufacturer of centerless grinding systems and a designer, manufacturer and rebuilder of custom precision spindles.

Summary and Outlook

Dominick Pagano, President and Chief Executive Officer, stated: “We continued to achieve record sales and profits in the third quarter as we made further progress in executing our plan for growth.  Third quarter results benefitted from the diversity of our business with prime and top-tier aerospace customers, the transition of our industrial business to more full-scale programs and complex parts, and the broadening of our capabilities through selective acquisitions.

“In our aerospace segment, demand was especially strong in the third quarter for legacy aircraft engine parts and ground-based turbine components.  One area of ongoing focus is to complete the customer approval process for parts produced under a program won last year for Trent 800 and 900 engines.  We are working towards full production ramp-up of approved parts in the 2013 first quarter.  EBTEC has proven to be an ideal fit for our business overall.  Its performance in the first full quarter of being part of EDAC was on-target and accretive to the quarter.

“In our industrial segment, our Apex Machine Tool business continued to benefit from its migration to producing complex ground-based turbine parts for power generation. The performance of our EDAC Machinery product line was also on-target in the third quarter. The recent acquisition of Smith-Renaud assets is an important strategic addition to our core machinery product line, giving us technologies that improve centerless grinding as well as adding proprietary spindle products.

“We are on-schedule with our plan to relocate our Connecticut operations to our new Cheshire, Conn. facility, with individual equipment foundations poured and the movement of some machinery underway.  APEX Machine Tool is the first of our product lines to be relocated and its full start-up in Cheshire is set to be completed in the 2013 first quarter. The move to this world-class manufacturing facility is a major initiative in supporting our substantial backlog, which is up 24% year-to-date, and accommodating our current and future growth.

“For the first nine months of this year, we have realized a 22% increase in our sales and an 82% increase in our net income compared with same period last year.  Our business, backlog and opportunities remain very strong as we enter the fourth quarter.  Based on our current shipment schedule, we expect fourth quarter sales to be in-line with our third quarter, which is consistent with our prior guidance.  We have made important progress on several strategic fronts in 2012 and are looking forward to additional progress and growth in 2013.”

Conference Call and Webcast

The Company will host a conference call to review third quarter 2012 results today, November 1st, at 10:00 a.m. (Eastern Time). The call will be broadcast simultaneously over the Internet.  Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com.  Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software.  After the call has taken place, its archived version will be available at this web site.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets.  In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines.  Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.  EDAC’s acquisition earlier this year of EBTEC Corporation expands its services to the aerospace and industrial markets to include electron beam welding, laser welding, laser cutting and laser drilling, EDM, vacuum heat treating and abrasive waterjet cutting as well as expanding its markets to include semiconductors and medical devices.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company's products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company's competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:         EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186
(Financial Tables Follow)

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(in thousands except per share amounts)

	For the three months ended		For the nine months ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Sales	$27,455	$21,841	$78,029	$63,920

Cost of sales	21,641	17,964	62,612	53,603

Gross profit	5,814	3,877	15,417	10,317

Selling, general and administrative expenses	2,840	2,116	7,850	5,964

Income from operations	2,974	1,761	7,567	4,353

Interest expense	(401)	(252)	(908)	(777)

Income before income taxes	2,573	1,509	6,659	3,576

Provision for income taxes	909	497	2,298	1,179

Net income	$1,664	$1,012	$4,361	$2,397

Comprehensive income	$1,632	$994	$4,430	$2,386

Net income per common share data:
Basic income per share	$0.32	$0.20	$0.85	$0.49
Diluted income per share	$0.29	$0.19	$0.78	$0.46

Weighted average shares outstanding:
Basic	5,249	4,968	5,145	4,936
Diluted	5,740	5,303	5,618	5,169

EDAC TECHNOLOGIES CORPORATION
MARKET SEGMENT INFORMATION
(UNAUDITED) (in thousands)

	For the three months ended		For the nine months ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
Sales
Aerospace	$19,192	$14,761	$54,692	$42,741
Industrial	8,263	7,080	23,337	21,179
Total sales	$27,455	$21,841	$78,029	$63,920
Operating profit
Aerospace	$1,862	$1,027	$4,856	$2,691
Industrial	1,112	734	2,711	1,662
Total operating profit	$2,974	$1,761	$7,567	$4,353

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)
	September 29, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash	$2,508	$1,564
Accounts receivable, net	22,580	17,905
Inventories	24,596	20,235
Prepaid expenses and other current assets	543	230
Land & building held for sale	2,695	-
Deferred income taxes	2,155	1,951
Total current assets	55,077	41,885

PROPERTY, PLANT AND EQUIPMENT	73,609	55,464
Less: accumulated depreciation	33,991	31,410
	39,618	24,054
OTHER ASSETS
Goodwill	3,815	-
Other assets	170	114
TOTAL ASSETS	$98,680	$66,053

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit	$10,250	$2,023
Current portion of long-term debt	5,510	2,450
Trade accounts payable	8,483	8,449
Employee compensation and amounts withheld	2,809	2,449
Accrued expenses	2,674	1,754
Customer advances	365	708
Total current liabilities	30,091	17,833

Long-term debt, less current portion	25,011	12,145
Pension liabilities, less current portion	2,120	2,469
Deferred income taxes	6,229	4,990
Total long-term liabilities	33,360	19,604
Total liabilities	63,451	37,437

SHAREHOLDERS' EQUITY:
Common stock	13	13
Additional paid-in capital	14,705	12,522
Retained earnings	23,541	19,180
Accumulated other comprehensive loss	(3,030)	(3,099)
Total shareholders' equity	35,229	28,616

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$98,680	$66,053